Exhibit 10.3

CONFIDENTIAL TERMINATION AGREEMENTAND GENERAL RELEASE

This Confidential Termination Agreement and General Release ("Agreement") is made by and between Kevin D. Herzog ("Executive") and VitalStream Holdings, Inc. ("Company") as of April 29, 2004. Company and Executive agree to terminate their employment relationship as follows:

1.     Executive's employment with the Company is terminated as of March 24, 2004 ("Separation Date"). The Company has paid Executive the usual salary and fourteen (14) hours of earned PTO, less legally required deductions, in full through that date.

Within fourteen (14) days of the execution of this Agreement by Executive and its delivery to Company, and subject to the condition precedent described below in Section 4.a., Company shall pay Executive the sum of Ten Thousand Dollars ($10,000.00), less legally required deductions.

2.     If Executive makes a timely election and payment of premiums, Executive may extend, beginning the Separation Date, Executive's current level of medical, dental, prescription and vision coverage for up to an additional eighteen (18) months in accordance with COBRA.

3.     Commencing on the Separation Date through December 31, 2004, Executive shall provide information as requested regarding matters previously handled by Executive or about which Executive has knowledge.

4.     The Company has previously granted to Executive on November 1, 2001 and October 10, 2002, respectively, options to purchase 467,957 shares of the Company's common stock at $0.3233 per share (the "$0.32 Options") and 250,000 shares of the Company's common stock at $0.40 per share (the"$0.40 Options") (collectively, the "Options"), pursuant to and subject to the applicable Company stock option plan and the stock option agreement between Company and Executive (collectively, "Plan Documents"). Notwithstanding the provisions of the Plan Documents which provide broad discretion to the Board with respect to administration of the stock option plan and the terms and conditions of option exercise, the Company and Executive agree as follows with respect to the Options:

a.     Executive may purchase up to 104,166 shares pursuant to an exercise of $0.40 Options and up to 467,957 shares pursuant to an exercise of $0.32 Options anytime between the date of this Agreement and March 31, 2005. Upon execution of this Agreement by Executive and its delivery to Company, Company shall deposit in its bank account Executive's personal check in the amount of $41,666.40, and upon the funds represented thereby clearing the bank (which payment shall be the condition precedent referenced in Section 1 above), Company shall proceed with completing Executive's exercise of all of the $0.40 Options

b.     After the Separation Date, Executive shall have no right to exercise any Options other than those specifically set forth in this Section 4, and Executive's right to exercise such Options shall continue to be subject to the provisions of the Plan Documents except as modified herein.

c.     As a material inducement to the Company to allow an extension of time within which Executive would otherwise be allowed to exercise the Options under the Plan Documents, Executive further agrees that until March 31, 2005, he shall not make any dispositions in any calendar quarter of more than 150,000 shares in the aggregate acquired pursuant to an exercise of Options except in connection with any merger, acquisition or other business combination transaction involving the Company.

d.     Until at least the Company's 2004 Q2 earnings release and (if later) so long as Executive is in possession of material inside information, he continues to be bound by the Company's policy and applicable securities laws on insider trading, including with respect to the disposition of shares of the Company's common stock acquired upon exercise of the Options or shares subsequently acquired or already held by Executive.

5.     Executive shall not disparage the Company in any manner and Executive shall not use or disclose any confidential information Executive learned while employed by the Company. Executive shall not participate or assist in the solicitation of any employees or customers of the Company. Executive shall keep this Agreement and its contents in complete confidence and shall not disclose any of the contents of this Agreement to any person other than his immediate family, including without limitation any past, present or prospective employee of the Company, except for any advisors on a need to know basis for purposes of providing professional services to Executive and provided that Executive advises them of the confidential nature of this Agreement and shall be responsible for any breach by such persons.

Company shall not disparage Executive in any manner. The previously published statement that Executive's employment terminated on March 24, 2004, shall not be considered disparagement. The facts and circumstances surrounding the termination of Executive's employment shall be kept confidential and shall not be disclosed to any person or entity, except that the Company may in its discretion make such disclosures as may be required by applicable laws or regulations (including without limitation, disclosing the Company's agreement to extend the exercise period of the Options and make a payment to Executive) in a periodic report or registration statement filed with the SEC) or discuss such facts and circumstances with its board of directors, outside counsel, officers of the Company and other persons on a need-to-know basis.

6.     In consideration of the additional benefits provided in Section 1 and Section 4 of this Agreement, which the company would not otherwise be obligated to provide, and in accordance with the Older Workers Benefit Protection Act (OWBPA), Executive knowingly and voluntarily waives all rights and claims, known or unknown, arising under the Age Discrimination In Employment Act of 1967 (ADEA), as amended, which Executive might otherwise have had against the Company or its related entities, officers, directors, managers or employees regarding any aspect of Executive's employment up to and including the date this Agreement is signed by Executive.

Executive is advised to consult with an attorney prior to signing this Agreement. Executive has twenty-one (21) days in which to consider and accept this Agreement. To accept this Agreement, please sign and return it to Phil Kaplan. In addition, Executive has a period of seven (7) days following the date this Agreement is signed, in which Executive may revoke acceptance of this Agreement. If Executive does not advise the Company (by writing received by Phil Kaplan within the seven (7) day period) of Executive's intent to revoke this Agreement, this Agreement will become effective and enforceable upon the expiration of the seven (7) day period.

7.     In consideration of the additional benefits provided in Section 1 and Section 4, which the company would not otherwise be obligated to provide, Executive further agrees to waive and release all other claims, known and unknown, which Executive might otherwise have had against the Company, its related entities, officers, directors, employees, agents or representatives, regarding any aspect of Executive's employment with or separation from the Company up to and including the date this Agreement is signed by Executive. This includes without limitation, all claims of discrimination under Title VII of the Civil Rights Act of 1964, Age Discrimination in Employment Act, Americans With Disabilities Act, and the California Fair Employment and Housing Act. Executive shall not be entitled to receive, and Executive expressly waives any claim to any right, benefit or compensation, other than as expressly set forth in Sections 2 and 4 of this Agreement, and subject to the conditions set forth therein.

As a condition of this settlement, all rights under Section 1542 of the Civil Code of the State of California are expressly waived by Executive. Section 1542 reads as follows:

"A General Release does not extend to claims which a creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor."

Notwithstanding the provision of Section 1542, and for the purpose of implementing a full and complete release and discharge of the Company, Executive expressly acknowledges that this Agreement is intended to include and does include, without limitation, all claims which Executive does not know or suspect to exist in Executive's favor against the Company at the time of execution of this Agreement and that this settlement agreed upon expressly contemplates the extinguishment of all such claims.

8.     This Agreement contains all of the terms, promises, representations and understandings made between the parties and supersedes any express or implied agreements between the parties. Executive agrees that no promises, representations or inducements have been made to Executive which caused Executive to sign this Agreement other than what is expressly set forth above.

9.     Executive understands that this Agreement is final and binding when executed by all parties, and Executive and the Company agree not to thereafter challenge its enforceability. Should Executive nevertheless attempt to challenge the enforceability of this Agreement, as a further limitation on any right to make such a challenge, Executive shall initially submit to the Company by certified check, all monies received directly from the Company or as a result of the benefits provided pursuant to this Agreement (including without limitation the net proceeds of any stock option exercises), plus interest, and invite the Company to retain such monies and agree with Executive to cancel this Agreement. In the event the Company accepts this offer, the Company shall retain such monies and this Agreement shall be canceled. In the event the Company does not accept such offer, the Company shall so notify Executive, and shall place such monies into an interest-bearing escrow account pending resolution of the dispute between them as to whether or not this Agreement shall be set aside and/or otherwise rendered unenforceable.

Any dispute regarding any aspect of this Agreement, including its formation, or any act which would violate any provision in this Agreement (except for Section 5, the breach or threatened breach of which would give the Company the right to obtain injunctive relief), shall be resolved in final and binding arbitration by an experienced employment law arbitrator licensed to practice law in California and selected in accordance with the rules of the American Arbitration Association, as the exclusive remedy for such dispute. Judgment on any award rendered by such arbitrator may be entered in any court having proper jurisdiction. Should Executive or the Company institute any legal action or administrative proceeding with respect to any claim waived by this Agreement by any method other than said arbitration, the responding party shall be entitled to recover from the other party all damages, costs, expenses and attorneys' fees incurred as a result of such action.

10.     The unenforceability or nullity of one or more of the provisions of this Agreement shall not render any other provision unenforceable, null or void.

11.     This Confidential Termination Agreement and General Release is governed by and construed in accordance with the internal laws of the State of California.

VITALSTREAM HOLDINGS, INC.

By: ________________________

Title: ________________________

The undersigned understands and agrees to all the foregoing terms of this Agreement on April ___, 2004.

________________________________
     Kevin D. Herzog

As of the date this is Agreement is signed by Kevin D. Herzog, the undersigned waives any rights she may have related to his employment with the Company other than what is specifically provided to him in the foregoing Agreement.

________________________________
     Elizabeth Herzog

Approved As To Form:
 Date: April ___, 2004

_________________________________

     Samuel J. Wells, Esq.
     Attorney for Kevin D. Herzog